Exhibit 99.2

FOR IMMEDIATE RELEASE

ANN TAYLOR PROVIDES UPDATED FOURTH QUARTER 2004 GUIDANCE,

COMMENTS ON ACCOUNTING TREATMENT FOR LEASES AND

DISCUSSES FIRST QUARTER 2005 OUTLOOK

— Correction —

New York, New York, February 11, 2005 – In a release issued earlier today, the percentage decline in fourth quarter comparable store sales for the Ann Taylor division was stated incorrectly. The correct decline in fourth quarter comparable store sales for the Ann Taylor division was 10.1 percent as previously reported in the January sales release issued on February 3, 2005.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 738 stores in 45 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of January 29, 2005.

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FORWARD-LOOKING STATEMENTS

Certain statements in this press release are Forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Stores; a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of natural disasters and health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors in Asia and elsewhere; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

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Contact:

Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547